Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), dated as of July 22, 2003, is made and entered into by Capital Bank (hereinafter the "Bank"), and B. Grant Yarber (hereinafter the "Employee").

         The Bank desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

         In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Bank and Employee agree as follows:

         1. Employment. The Bank employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.

         2. Nature Of Employment. Employee shall serve as Executive Vice President and Chief Lending Officer and shall have such responsibilities and authority consistent with such position as may be reasonably assigned to him by the Bank. Employee shall devote his full time and attention and best efforts to perform successfully his duties and advance the Bank's interests. Employee shall abide by the Bank's policies, procedures, and practices as they may exist from time to time.

         During this employment, Employee shall have no other employment of any nature whatsoever without the prior consent of the Bank; provided, however, this Agreement shall not prohibit Employee from personally owning and dealing in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit.

         3.       Compensation and Benefits.

                  (a) Base Salary. Employee's initial base salary for all services rendered shall be One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) per year, payable in accordance with the Bank's policies, procedures, and practices as they may exist from time to time. Employee's salary shall be reviewed annually.

                  (b) Relocation Expenses. Employee shall be reimbursed by the Bank for the following relocation expenses: reasonable expenses for packing, unpacking, storage and transporting household goods and furniture; mileage for moving personal cars; the realtor's fee for the sale of Employee's current personal residence up to a maximum of six percent (6%) of the sales price; temporary living expenses for up to ninety (90) days (not to exceed Six Thousand Seven Hundred Fifty Dollars ($6,750); and reasonable travel expenses for up to five (5) house hunting trips (not to exceed One Thousand Five Hundred Dollars ($1,500)). Employee shall also be entitled to reimbursement for closing costs on any mortgage loan obtained for the purchase of a new personal residence so long as that mortgage loan is obtained through the Bank. In addition, Employee will be entitled to a gross-up for estimated income taxes due as a result of the reimbursement amounts provided pursuant to this Section 3(b).

                  (c) Signing Bonus. Employee shall be entitled to a one-time signing bonus in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00) payable in a lump sum, less all applicable withholdings, within fourteen (14) days following the date on which the initial term of this Agreement commences.

                  (d) Employee's Obligation to Reimburse Bank. If Employee should voluntarily terminate his employment by notice of non-renewal pursuant to
Section 4 or with notice pursuant to Section 5(a), then Employee hereby agrees to reimburse the Bank for the signing bonus and the relocation expense reimbursement in accordance with the following schedule: if such termination by Employee is within the first twelve (12) months of his employment, he shall reimburse the Bank one hundred percent (100%) of said signing bonus and relocation expense reimbursement; if such termination is within the second twelve (12) months of Employee's employment with the Bank, he shall reimburse the Bank fifty percent (50%) of said signing bonus and relocation expense reimbursement.

                  (e) Incentive Plan. Employee shall be eligible to participate in the Bank's Management Incentive Plan in accordance with the terms, conditions, and eligibility requirements of that Plan.


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                                                                    Exhibit 10.1

                  (f) Benefits. Employee may participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other Bank employees at Employee's level; provided, however, that Employee's participation in such benefit plans and programs is subject to the applicable terms, conditions, and eligibility requirements of those plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.

                  (g) Automobile. Employee shall be entitled to use an automobile provided by the Bank in accordance with the Bank's policies and practices as they may exist from time to time.

                  (h) Expenses. Employee shall be reimbursed by the Bank for any reasonable expenses incurred by Employee on behalf of the Bank or in connection with Employee's performance of his duties hereunder. Such reimbursement shall be in accordance with the Bank's practices or policies as they may exist from time to time.

                  (i) Stock Options. Within thirty (30) days following Employee's commencement of employment, Employee shall be granted an option for ten thousand (10,000) shares of Capital Bank Corporation common stock at the closing market price for the most recent trading day prior to the grant. These options shall be incentive stock options and shall vest twenty percent (20%) per year beginning one (1) year from the date of the grant, and shall be exercisable over a ten (10) year period.

                  (j) Vacation. Employee shall be entitled to two (2) weeks of vacation during calendar year 2003 and thereafter vacation entitlement shall be in accordance with the Bank's policies. Such vacation shall be taken in accordance with the Bank's policies and practices as they may exist from time to time.

         4. Term Of Employment. Unless terminated earlier as provided herein, the original term of employment under this Agreement shall be for a one (1) year period commencing on the date hereof. Upon the expiration of the original term of employment or any subsequent term, this Agreement shall be automatically renewed for an additional one (1) year period unless, prior to the renewal date, either party gives the other thirty (30) days written notice of intent not to renew.

         5.       Termination of Employment and Post-Termination Compensation.

                  (a) With Notice. Either the Bank or Employee may terminate this Agreement during the original or any extension term of employment by giving thirty (30) days written notice to the other party.

                  (b) Cause, Disability, or Death. The Bank may terminate Employee's employment immediately for "Disability," "Cause," or in the event of Employee's death. For purposes of this Agreement, Disability shall mean Employee's mental or physical inability to perform the essential functions of his duties satisfactorily for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days within a 365-day period as determined by the Bank in its reasonable discretion and in accordance with applicable law. For purposes of this Agreement, "Cause" shall mean: (i) any act of Employee involving dishonesty; (ii) any violation by Employee of any Bank rule, regulation, or policy; (iii) gross negligence committed by Employee; (iv) failure of Employee to perform his duties hereunder; or (v) Employee's breach of any of the express obligations of this Agreement.

                  (c) Good Reason Prior to a Change in Control. Employee may terminate this Agreement for Good Reason prior to a Change in Control by giving thirty (30) days written notice to the Bank. For purposes of this Section 5(c), Good Reason shall mean the occurrence of any of the following events or conditions without Employee's prior written consent and prior to a Change in
Control:

                           (i) a change in Employee's status, title, position, or responsibilities (including reporting responsibilities) which, in Employee's reasonable judgment represents an adverse change from his status, title, position, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which, in Employee's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or title, except in connection with the termination of his employment for Disability, Cause, or death, or by Employee other than for Good Reason;

                           (ii) the Bank's requiring Employee to be based at any place outside a thirty (30) mile radius from Raleigh, North Carolina, except for reasonably required travel on the Bank's business;


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                                                                    Exhibit 10.1

                           (iii) any purported termination of Employee's employment for Cause or Disability without grounds therefore;

                           (iv) any material breach by the Bank of any provision of this Agreement; or

                           (v) the Bank's notice of nonrenewal pursuant to
         Section 4.

                  (d)      Post-Termination Compensation.

                           (i) In the event of termination for Cause, the Bank's obligation to compensate Employee ceases on the date of termination except as to the amounts of salary due at that time.

                           (ii) In the event of a termination for death or Disability, the Bank shall pay Employee or Employee's estate any salary and prorated bonuses to which he may be entitled as of the date of termination.

                           (iii) If, during the first three (3) years following Employee's commencement of employment, there has been no Change in Control and the Bank terminates Employee's employment without Cause or Employee terminates his employment for Good Reason (as defined in this Section 5), then Employee shall be entitled to receive an amount equal to his most recent annual compensation (including any bonus), payable in substantially equal amounts over the twelve (12) month period following such termination. In addition, Employee shall be entitled to participate in all life insurance, health, accidental death and dismemberment, and disability plans and other benefit programs in which Employee is entitled to participate immediately prior to the termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. Employee's continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to termination. If Employee's participation in any such plan or program is barred, the Bank shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to termination, to provide Employee with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program.

         6.       Change in Control.

                  (a) Definition. For purposes of this Agreement, "Change in Control" shall mean any of the following:

                           (i) Any "person" (as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) acquiring "beneficial ownership") (as such term is used in Rule 13d-3 under the Act), directly or indirectly, of securities of Capital Bank Corporation, the parent holding company of the Bank ("CBC") representing fifty percent (50%) or more of the combined voting power of CBC's then outstanding voting securities (the "Voting Power"), but excluding for this purpose an acquisition by CBC or an "affiliate" (as defined in Rule 12b-2 under the Act) or by an employee benefit plan of CBC or of an affiliate.

                           (ii) The individuals who constitute the Board of Directors of CBC ("Board") on the effective date hereof or their successors duly appointed in the ordinary course (collectively, the "Incumbent Directors") cease to constitute at least a majority of the Board. Any director whose nomination is approved by a majority of the Incumbent Directors shall be considered an Incumbent Director; provided, however, that no Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of CBC shall be considered an Incumbent Director.

                           (iii) The shareholders of CBC approve a
         reorganization, share exchange, merger or consolidation related to CBC or the Bank following which the owners of the Voting Power of CBC immediately prior to the closing of such transaction do not beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Power of the Bank.

                           (iv) The shareholders of the Bank approve a complete liquidation or dissolution of the Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of the Bank, but excluding for this purpose any sale or disposition of all or substantially all of the capital stock or assets of the Bank to an "affiliate" (as defined in Rule 12b-2 under the Act) of CBC.


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                                                                    Exhibit 10.1

A Change in Control shall not include a transaction, or series of transactions, whereby CBC or the Bank becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of CBC prior to such transaction or series of series of transactions.

                  (b) Change in Control Termination. After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement in the following circumstances:

                           (i) if within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a Change in Control, the Bank terminates Employee's employment for any reason other than Cause, Disability, or death; or

                           (ii) if within two (2) years after the occurrence of a Change in Control, Employee terminates his employment with the Bank for "Good Reason." For purposes of this Section 6(2), "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                                    (A) a change in Employee's status, title,
                  position, or responsibilities (including reporting responsibilities) which, in Employee's reasonable judgment represents an adverse change from his status, title, position, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which, in Employee's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or title, except in connection with the termination of his employment for Disability, Cause, or death, or by Employee other than for Good Reason;

                                    (B) a reduction in Employee's base salary;

                                    (C) the Corporation's requiring Employee to
                  be based at any place outside a thirty (30) mile radius from Raleigh, North Carolina, except for reasonably required travel on the Corporation's business which is not substantially greater than such travel requirements prior to the Change in Control;

                                    (D) the failure by the Corporation to
                  continue in effect any compensation, welfare, or benefit plan in which Employee is participating at the time of a Change in Control without substituting plans providing Employee with substantially similar or greater benefits, or the taking of any action by the Corporation which would adversely affect Employee's participation in or materially reduce Employee's benefits under, any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control;

                                    (E) any purported termination of Employee's
                  employment for Cause or Disability without grounds therefore;

                                    (F) any material breach by the Corporation
                  of any provision of this Agreement; or

                                    (G) the failure of the Corporation to obtain
                  an agreement, satisfactory to Employee, from any successor or assign of the Corporation to assume and agree to perform this Agreement.

                  (c) Change in Control Benefits. In the event that Employee's employment with the Bank terminates under any of the circumstances described above in this Section 6, Employee shall be entitled to receive all of the following:

                           (i) all accrued compensation and any pro rata bonuses to which he may be entitled and which Employee may have earned up to the date of termination;

                           (ii) a severance payment equal to 2.99 times the amount of Employee's most recent annual compensation, including the amount of his most recent annual bonus. The severance payment shall be


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                                                                    Exhibit 10.1

         paid in substantially equal monthly installments without interest, commencing one month after the date of termination;

                           (iii) a continuation of benefits. The Bank shall maintain and Employee shall be entitled to participate in, for three
         (3) years after the date of termination, all life insurance, health, accidental death and dismemberment, and disability plans and other benefit programs in which Employee was entitled to participate immediately prior to the termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. Employee's continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to termination. If Employee's participation in any such plan or program is barred, the Bank shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to termination, to provide Employee with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program; and

                           (iv) a lump sum payment (or otherwise as specified by Employee to the extent permitted by the applicable plan) of any and all amounts contributed to a Bank pension or retirement plan which Employee is entitled to under the terms of any such plan.

                  (d) Limitation on Payments. To the extent that any of the payments and benefits provided for under this Agreement or otherwise payable to Employee constitute "parachute payments" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and but for this
Section 6 would be subject to the excise tax imposed by Section 4999 of the Code, the Bank shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times Employee's "base amount" as defined in Section 280G(b)(3) of the Code.

         7. Covenant Not to Compete; Non-Solicitation. Employee acknowledges that by virtue of Employee's employment with the Bank, Employee shall have access to and control of confidential and proprietary information concerning the Bank's business and that the Bank's business depends to a considerable extent on the individual skills, efforts, and leadership of Employee. Additionally, Employee acknowledges that the covenants contained in this Section 7 are reasonably necessary to protect the legitimate business interests of the Bank and are reasonable with respect to scope, time, and territory and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him. Accordingly and in consideration of the Bank's commitments to Employee under this Agreement, Employee expressly covenants and agrees that Employee shall not, without the prior consent of the Bank, during his employment and

                  (a) for one (1) year following the termination of his employment regardless of the reason for the termination, within the geographical areas set forth below, be employed (or otherwise engaged) in a management capacity, any other capacity providing the same or similar services that Employee provided to the Bank, or any capacity connected with the then primary business activities of the Bank, by any person or entity that engages in the then primary business activities of the Bank;

                  (b) for two (2) years following the termination of his employment regardless of the reason for the termination except that, if such termination should occur prior to a Change in Control, then the restrictive period shall be one (1) year, on Employee's own or another's behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, directly or indirectly:

                           (i) solicit or do business that is the same, similar to, or otherwise in competition with the business engaged in by the Bank from or with persons or entities who are customers of the Bank, who were customers of the Bank at any time during the last year of Employee's employment with the Bank, or to whom the Bank made proposals for business at any time during the last year of Employee's employment with the Bank; or

                           (ii) employ, offer employment to, or otherwise solicit for employment, any employee or other person who is then currently an employee of the Bank or who was employed by the Bank during the last year of Employee's employment with the Bank.

         (c) The restrictions set forth in this Section 7 apply to the following geographical areas:


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                                                                    Exhibit 10.1

                           (i)      Wake County, North Carolina;

                           (ii) any city, metropolitan area, or county in which the Bank maintains an office on the date of termination of Employee's employment and over which officer Employee had substantial responsibility.

         8. Proprietary Information and Property. Employee shall not, at any time during or following employment with the Bank, disclose or use, except in the course of his employment with the Bank or as may be required by law, any confidential or proprietary information of the Bank received by Employee while employed hereunder, whether such information is in Employee's memory or embodied in writing or other physical form.

         Confidential or proprietary information is information which is not generally available to the general public, or Bank's competitors, or ascertainable through common sense or general business knowledge; including, but not limited to data, compilations, methods, financial data, financial plans, business plans, product plans, lists of actual or potential customers, and marketing information regarding executives and employees.

         All records, files or other objects maintained by or under the control, custody or possession of the Bank or its agents in their capacity as agents shall be and remain the Bank's property. Upon termination of his employment, Employee shall return to the Bank all property (including, but not limited to, equipment, records, files, documents, credit cards, and keys) which he received in connection with his employment. At the Bank's request, Employee shall bring current all such records, files or documents before returning them.

         Upon notice of cessation of his employment with the Bank, Employee shall fully cooperate with the Bank in winding up his pending work and transferring his work to those individuals designated by the Bank.

         The terms and conditions of this Section 8 shall survive expiration or termination of this Agreement or Employee's employment and shall not be affected by any change or modification of this Agreement unless specific reference is made to this Section 8.

         9. Remedies. Employee agrees that his breach or threatened violation of Sections 7 and 8, will result in immediate and irreparable harm to the Bank for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled, the Bank may seek legal and equitable relief, including but not limited to, preliminary and permanent injunctive relief.

         10. Waiver Of Breach. The Bank's or Employee's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

         11. Entire Agreement. This Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

         12. Severability. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases set forth in Section 7 or 8 of this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause or phrase be "blue-penciled" or rewritten by the court to the extent necessary to render it enforceable.

         13. Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Bank's successors and assigns. Employee may not assign this Agreement without the Bank's prior written consent.


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                                                                    Exhibit 10.1

         14. Governing Law. This Agreement and the employment relationship created by it shall be governed by North Carolina law. The parties hereby consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the court of Wake County or the federal court of the United States for the Eastern District of North Carolina.

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

                                    EMPLOYEE

                                    /s/ B. Grant Yarber        July 22, 2003
                                    -------------------        ----------------
                                    B. Grant Yarber            Date

                                    CAPITAL BANK

                                    By: /s/ James A. Beck       July 22, 2003
                                        -------------------     ----------------
                                                                Date


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